EXHIBIT 99.1

Nobel Learning Communities, Inc.

Consolidated Statements of Operations

For the First Quarter Ended October 2, 2004 and September 30, 2003

(In thousands except earnings per share data)

	For the Quarter Ended
	October 2, 2004	September 30, 2003
Revenues	$35,583	$34,767

School operating profit	2,351	2,769
General and administrative	3,263	4,709

Operating loss	(912)	(1,940)
Interest expense	708	843
Other (income) expense	(54)	10

Loss from continuing operations before income tax benefit	(1,566)	(2,793)
Income tax benefit	(596)	(1,039)

Loss from continuing operations	(970)	(1,754)
Loss from discontinued operations, net of tax benefit	(70)	(812)

Net loss	(1,040)	(2,566)
Preferred stock dividends	180	116

Net loss available to common stockholders’	$(1,220)	$(2,682)

Weighted average shares - Basic and Diluted	6,642	6,389

Basic and Diluted loss per share:
Loss from continuing operations	$(0.17)	$(0.29)
Discontinued operations	(0.01)	(0.13)

Loss per share	$(0.18)	$(0.42)

Selected Balance sheet data:	As of October 2, 2004	As of July 3, 2004
Cash and cash equivalents	$5,588	$2,716
Property and equipment, net (Including assets held for sale)	28,300	29,162
Goodwill and intangible assets, net	37,108	37,167
Total debt	23,573	25,336
Stockholders’ equity	$33,877	$34,275